UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 5, 2023

Date of Report (Date of earliest event reported)

MetAlert Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53046	98-0493446
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

117 W. 9th Street, Suite 1214, Los Angeles, CA	90015
(Address of Principal Executive Offices)	(Zip Code)

213-489-3019

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MLRT	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Plan and Agreement of Merger

On September 5, 2023, MetAlert, Inc. (the “Company”) entered into a Plan and Agreement of Merger (the “Merger Agreement”) with Level 2 Security, LLC, a Delaware corporation (“Level 2”), pursuant to which Level 2 will merge with and into a Nevada corporation wholly-owned by the Company (“Merger Sub”) (the “Merger”).

Pursuant to the Merger Agreement, (a) an aggregate of 7,100,000 shares of Company common stock (the “Merger Shares”) will be issued to the owners of Level 2 and (b) an aggregate of $200,000 principal amount convertible promissory notes (the “Merger Notes”) will be delivered to the owners of Level 2. Merger closing is to occur upon the satisfaction of several conditions, including customary closing conditions, including the receipt of necessary approval from each of the Company and Level 2, the accuracy of the representations and warranties of the other party, performance by the other party of its obligations under the Merger Agreement, and the absence of any material adverse changes in the condition of the other party.

The Merger Notes will bear interest at 10% per annum, with principal and interest due and payable three years from the date of closing of the Merger Agreement. The Merger Notes are convertible into shares of Company common stock at a conversion price of $0.01 per share; provided, however, that the conversion price shall not be adjusted in the case of any reverse split or similar reclassification or reduction of the common stock of the Company.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the Merger, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding the Company or Level 2, their respective affiliates or their respective businesses.

The foregoing descriptions of the Merger Agreement and the Merger Notes do not purport to be complete and are qualified in their entireties by reference to the full text of the Merger Agreement and the Form of Merger Note, which are attached hereto as Exhibits 2.1 and 4.1, respectively, and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information under Item 1.01 Entry into a Material Definitive Agreement is incorporated into this Item 2.01 Completion of Acquisition or Disposition of Assets by this reference.

On September 5, 2023, the parties closed the Merger Agreement and (a) filed Articles of Merger merging Level 2 with and into Merger Sub; (b) the ownership interests of Level 2 were converted into the Merger Shares (7,100,000 shares of Company common stock); (c) the Company delivered the Merger Notes; and (d) Merger Sub changed its name to “Level 2 Security, Inc.”

By the Merger Agreement, the Company acquired bank accounts, IP and existing inventory, as well as ongoing R&D operations. Level 2 Security provides products that provide an additional level of security using technology to detect unauthorized movement or use of an owner’s firearms.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the issuances of the Merger Shares and the Merger Notes to Level 2’s owners set forth in Item 2.01 Completion of Acquisition or Disposition of Assets above is incorporated by reference into this Item 3.02 Unregistered Sales of Equity Securities. The issuances of the Merger Shares and the Merger Notes were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder, as there was no general solicitation, the issuances did not involve a public offering, and there were only four Level 2 pre-merger owners, each of whom were accredited or financially sophisticated.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

2.1#	Plan and Agreement of Merger among MetAlert, Inc., Level 2 Merger Sub, Inc. and Level 2 Security, LLC
4.1	Form of Convertible Promissory Note
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or Exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that MetAlert, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or Exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

METALERT, INC.

Dated: September 8, 2023	By:	/s/ Patrick Bertagna
Patrick Bertagna
Chief Executive Officer